Exhibit 99.1

MediciNova Reports Fourth Quarter and Full Year 2010 Results

SAN DIEGO, Calif.—March 31, 2011—MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Jasdaq Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the fourth quarter and full year ended December 31, 2010.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the Securities and Exchange Commission on March 31, 2011 and is available through investors.medicinova.com/sec.cfm.

Financial Results

For the quarter ended December 31, 2010, MediciNova reported a net loss of $5.0 million, or $0.40 per share, compared to a net loss of $5.9 million, or $0.49 per share, for the same period last year. There were no revenues for the quarters ended December 31, 2010 and 2009. Research and development expenses were $2.2 million for the quarter ended December 31, 2010, compared to $2.6 million for the quarter ended December 31, 2009. The decrease in research and development expenses was primarily due to the completion of the clinical trial of MN-221 for the treatment of patients suffering from moderate-to-severe chronic obstructive pulmonary disease (COPD), offset by an increase in expense related to the on-going clinical trial of MN-221 for acute exacerbations of asthma and expenses related to neurological drug candidate, ibudilast (MN-166/AV411) for opioid withdrawal. General and administrative expenses were $2.1 million for the quarter ended December 31, 2010, compared to $3.4 million for the quarter ended December 31, 2009. The decrease in general and administrative expenses was primarily due to the absence of bonus accruals in 2010 for company management and the lack of transaction costs related to the Avigen acquisition which completed in the fourth quarter of 2009. The reduction in research and development expense and general and administrative expense in the fourth quarter of 2010 was offset in part by a net realized impairment charge on investment securities and an increase in interest expense and other expense relating to the amortization of debt issuance costs for convertible notes that were not outstanding in 2009.

For the year ended December 31, 2010, MediciNova reported a net loss of $20.2 million, or $1.63 per share, as compared to a net loss of $20.4 million, or $1.68 per share, for the year ended December 31, 2009. There were no revenues for the years ended December 31, 2010 and 2009. Research and development expenses were $9.7 million for the year ended December 31, 2010, as compared to $10.9 million for the year ended December 31, 2009. The decrease in research and development expenses primarily related to the completion of the clinical trial evaluating MN-221 at planned escalating doses in patients with severe acute exacerbations of asthma treated in emergency departments in 2009 and a reduction in unallocated R&D costs. General and administrative expenses were $8.2 million for the year ended December 31, 2010, as compared to $10.4 million for the year ended December 31, 2009. The decrease in general and administrative expenses was primarily due to a decrease in professional fees incurred due to the completion of the Avigen transaction in 2009 and to the absence of bonus accruals in 2010 for company management.

At December 31, 2010, we had $28.3 million in cash and cash equivalents (excluding restricted cash), as compared to $19.2 million of cash and cash equivalents at December 31, 2009. Restricted cash and letter of credit of $29.3 million would be included in our capital resources if the holders of the convertible notes convert them into our common stock at a conversion price of $6.80 per share prior to their maturity. As described below, on March 29, 2011 we received net proceeds of approximately $7.9 million from an underwritten public offering and on March 31, 2011 we announced the signing of a loan pay-off letter with Oxford Finance Corporation that states that we pay approximately $15.2 million in principal, interest and fees to retire our outstanding loan on April 1, 2011.

2010 Highlights

•	In February 2010, MediciNova announced that Kirk Johnson, Ph.D. joined MediciNova as its Chief Scientific Officer.

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In March 2010, MediciNova reported positive preliminary results from a Phase 1b clinical trial to evaluate the safety and efficacy of MN-221 in patients with stable, moderate to severe chronic obstructive pulmonary disease (COPD). There were no clinically significant safety concerns noted. Preliminary results demonstrated clinically significant improvements in percent change in forced expiratory volume in one second (FEV(1)). This randomized, double-blind, placebo-controlled Phase 1b study involved 48 moderate-to-severe COPD patients who received a one (1) hour intravenous infusion of MN-221 at three different escalating dose levels (300 micrograms, 600 micrograms, or 1200 micrograms) or placebo. Based on preliminary findings, all doses of MN-221 produced a clinically significant improvement in FEV(1)(L) as compared to the baseline and placebo. At the end of the one hour infusion, FEV(1)(L) increased as compared to baseline by an average of 21.5% (p=0.0025) for the 1200 microgram dose, 16.2% (p=0.020) for the 600 microgram dose, and 9.2% (p=NS) for the 300 microgram dose compared to a decrease of 4.0% for the placebo.

•	In June 2010, MediciNova announced that Michael Coffee joined MediciNova as its Chief Business Officer.

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In September 2010, MediciNova announced that FDA’s approval to proceed with an initial trial of the company’s neurological drug candidate, ibudilast (MN-166/AV411), as a potential new pharmacotherapy for methamphetamine addiction. The study is largely funded by the National Institute on Drug Abuse (NIDA). The study is being led by Steven Shoptaw Ph.D., Principal Investigator and Professor of Family Medicine and Psychiatry and Biobehavioral Sciences, and colleagues at UCLA who are established clinical research investigators in the treatment of drug addiction.

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In December 2010, MediciNova reported preliminary results of the company’s neurological drug candidate, ibudilast (MN-166/AV411), in a Phase 1b/2a trial in opioid addicts. The study was largely funded by the National Institute on Drug Abuse (NIDA) with MediciNova supplementation. The trial was led by Sandra Comer, Ph.D., Professor of Clinical Neurobiology, and colleagues, including Ziva Cooper, Ph.D., Assistant Professor of Clinical Neurobiology; established clinical research investigators in the treatment of drug addiction.

Preliminary data analyses by Drs. Comer and Cooper indicated that ibudilast was safe and well-tolerated in all subjects and that certain endpoints revealed ibudilast efficacy. Dr. Comer concluded, “Ibudilast treatment appeared to dose-dependently decrease the subjective symptoms of opioid withdrawal and appears to reverse tolerance to opioid-elicited analgesic, physiological, and subjective effects.”

Recent Highlights in 2011

•	On March 3, 2011, MediciNova announced the signing of a letter of intent for the formation of a Joint Venture Company to develop and commercialize MediciNova’s MN-221 in China.

“The formation of the Joint Venture Company with Zhejiang Medicine Co., Ltd. provides a unique opportunity to advance the development of MN-221 with a very successful Chinese pharmaceutical partner,” said Yuichi Iwaki M.D., Ph.D., Chief Executive Officer of MediciNova, Inc. Chunbo Li, Chairman of Zhejiang Medicine Co., Ltd., commented, “This JV can provide an enabling path for MN-221 as a promising therapeutic to become available to the millions of patients in China who suffer from acute bronchospasm. We are very pleased to be joining with MediciNova in providing better solutions for asthma patients”

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On March 9, 2011, MediciNova announced that it has received a Notice of Allowance from the U.S. Patent and Trademark Office for a pending patent application, which covers the use of Ibudilast (MN-166/AV411) for the treatment of drug addiction or drug dependence or withdrawal syndrome. Ibudilast is the company’s lead drug candidate for certain neurological conditions, including neuropathic pain, drug addiction and progressive multiple sclerosis.

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On March 23, 2011, we announced a firm-commitment underwritten public offering of 2,750,000 units at a price to the public of $3.00 per unit for gross proceeds of $8.25 million. Each unit consists of one share of common stock, and a warrant to purchase one share of common stock. The shares of common stock and warrants are immediately separable and were issued separately. The warrants are exercisable immediately upon issuance, have a five-year term and an exercise price of $3.56 per share. On March 24, 2011, the underwriter exercised 50,666 units of its 412,500 unit overallotment. On March 29, 2011, we received net proceeds of approximately $7.9 million, after underwriter discount and underwriter expenses and no warrants exercised.

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On March 31, 2011 MediciNova announced the signing of a loan pay-off letter that states that we will pay Oxford Finance Corporation approximately $15.2 million in principal, interest and expense to retire our loan on April 1, 2011. We will use existing cash resources to fund the debt repayment. As part of the agreement to repay the debt, Oxford waived the prepayment fee of approximately $437,000.

“During 2010 we made significant progress as a company. The clinical development of MN-221 has been very promising and significant. We have shown improved efficacy in both acute asthma and stable moderate-to-severe COPD, a reduction in hospitalizations from acute asthma, all without an increase in safety risk in our MN-221 trials completed to date. We are very pleased to continue to support the development of MN-221 in an on-going 200 patient Phase 2b trial treating patients suffering from acute exacerbations of asthma in the Emergency Department,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “Since acquisition of Avigen in 2009, both Dr. Kirk Johnson, Chief Scientific Officer and Michael Coffee, Chief Business Officer/Interim Chief Financial Officer have been well-integrated into our management team. They have been invaluable in supporting the clinical development and corporate development of our two lead compounds: MN-221 and Ibudilast. The recent data in opioid withdrawal and the additional intellectual property for Ibudilast has made it a very attractive asset for MediciNova and potential collaborators.”

About MediciNova

MediciNova, Inc. is a publicly traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of serious diseases with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent coverage of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221, for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations, and Ibudilast (MN-166/AV411), for the treatment of multiple sclerosis, chronic pain, spinal cord injury, or drug addiction. Each drug candidate is involved in clinical trials under U.S. and Investigator INDs. MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and Ibudilast programs. Additionally, MediciNova will seek to monetize opportunistically its other pipeline candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the anticipated cash burn for the fiscal year ending December 31, 2011 and the full year net loss forecast, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential of such product candidates as treatments for disease, including the potential use of ibudilast for the treatment of drug addiction, dependence or withdrawal syndrome, as well as statements regarding the protection afforded by intellectual property rights in the company’s product candidates. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials, product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, risks regarding intellectual property rights in product candidates and the ability to defend and enforce such intellectual property rights, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the regulatory authorities, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT: MediciNova, Inc.

Mark Johnson, Investor Relations

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$28,252,204	$19,241,581
Investment securities-current	—	24,254,987
ARS put—current	—	2,557,007
Restricted cash	28,688,892	—
Restricted investment	623,751	—
Restricted letter of credit	47	—
Prepaid expenses and other current assets	779,103	869,649

Total current assets	58,343,997	46,923,224
Restricted cash	—	30,045,965
Goodwill	9,600,241	9,142,205
In-process research and development	4,800,000	4,800,000
Restricted investment	—	676,499
Restricted letter of credit	—	500,042
Property and equipment, net	65,209	153,547
Long-term investments	—	2,085,425
Other assets	124,722	—

Total assets	$72,934,169	$94,326,907

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,099,625	$1,300,271
ARS loan payable	—	17,605,485
Management transition plan liability	623,751	—
Current portion of long-term debt	4,951,610	—
Convertible notes	28,626,296	—
Escrow holdback	47	1,094,045
Accrued expenses	1,133,273	1,276,036
Income taxes payable	6,847	—
Accrued compensation and related expenses	348,755	1,146,960

Total current liabilities	36,790,204	22,422,797
Management transition plan liability	—	676,499
Deferred tax liability	1,956,000	1,956,000
Long-term debt, less current portion	9,483,605	—
Convertible notes	—	29,258,137

Total liabilities	48,229,809	54,313,433
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at December 31, 2010 and December 31, 2009; no shares outstanding at December 31, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at December 31, 2010 and December 31, 2009; 12,482,867 and 12,172,510 shares issued at December 31, 2010 and December 31, 2009, respectively, and 12,439,132 and 12,122,217 shares outstanding at December 31, 2010 and December 31, 2009, respectively	12,484	12,170
Additional paid-in capital	293,483,920	288,652,712
Accumulated other comprehensive loss	(55,702)	(64,914)
Treasury stock, at cost; 43,735 shares at December 31, 2010 and 50,293 shares at December 31, 2009	(1,197,935)	(1,235,395)
Deficit accumulated during the development stage	(267,538,407)	(247,351,099)

Total stockholders’ equity	24,704,360	40,013,474

Total liabilities and stockholders’ equity	$72,934,169	$94,326,907

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,			Period from September 26, 2000 (inception) to December 31, 2010
	2010	2009	2008
Revenues	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	1,258,421
Research and development	9,710,977	10,873,169	13,827,651	154,256,844
General and administrative	8,171,811	10,366,291	8,773,695	97,198,809

Total operating expenses	17,882,788	21,239,460	22,601,346	252,714,074

Operating loss	(17,882,788)	(21,239,460)	(22,601,346)	(251,155,847)
(Impairment charge)/gain, net on investment securities and ARS put	(785,478)	310,250	(1,259,984)	(1,735,212)
Foreign exchange gain/(loss)	3,955	(13,622)	(88,159)	(97,826)
Other expense	(180,507)	—	—	(180,507)
Interest expense	(1,768,354)	(242,371)	—	(2,010,725)
Other income	438,542	823,320	2,038,219	19,058,076
Income taxes	(12,678)	(7,007)	(13,559)	(53,244)

Net loss	(20,187,308)	(20,368,890)	(21,924,829)	(236,175,285)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(20,187,308)	$(20,368,890)	$(21,924,829)	$(267,538,407)

Basic and diluted net loss per common share	$(1.63)	$(1.68)	$(1.82)

Shares used to compute basic and diluted net loss per share	12,410,576	12,105,835	12,072,027